EXHIBIT 10.6


Mr. James L. Paterek                              Mr. Christopher P. Franco
86 South Drive                                    37 Lockwood Lane
Plandome, NY 11030                                Riverside, CT 06878

Mr. Michael Ferrentino
956 Cedar Swamp Road
Glen Head, NY 11545

Re:      Amendment and Restatement of June 29, 1995 Letter Agreement

Gentlemen:

         This letter shall serve to clarify certain provisions appearing in that certain Letter Agreement dated June 29, 1995 by and between The Lori Corporation ("Lori"), Mr. Paterek, Mr. Ferrentino, Mr. Franco and guaranteed by ARTRA GROUP Incorporated ("ARTRA") (the "Letter Agreement").

         By this letter, Paragraph 2 of Attachment A to the Letter Agreement shall be deleted in its entirety and replaced by the following:

         The Managers shall be issued a number of common shares equal to thirty-five percent (35%) on the total outstanding shares of Lori through December 1, 1995, on a fully-diluted basis, exclusive of options or warrants outstanding prior to the date hereof. Lori shall issue such shares immediately. The shares are issuable in consideration for the Managers agreeing to be employed or contractually bound to Lori for the Staff Business. Further, Lori shall create a reserve for the issuance of a number of shares of common equity equal to ten percent (10%) of all outstanding common equity, on a fully-diluted basis, exclusive of options or warrants outstanding prior to the date hereof for issuance to management and employees of Lori, over a period of time, in the form of stock options. Issuance of such options shall be at the discretion of the Board of Directors of Lori. The shares issuable hereunder are the legal and binding obligation of Lori, whether or not Lori purchases the business of YIELD GLOBAL (as defined below).

         Paragraph 6 of Attachment A to the letter agreement shall be deleted in its entirety and replaced by the following:

         ARTRA and Lori agree to the divestiture of most of the Jewelry Business. The divestiture shall occur through a sale, liquidation or distribution to Lori shareholders. Such divestiture shall occur by December 31, 1995. Lori acknowledges that its Board of Directors has resolved to "discontinue" the operations of the Jewelry Business for financial reporting purposes.

         Paragraph 8 of Attachment A to the letter agreement shall be deleted in its entirety and replaced by the following:

         ARTRA agrees that upon commencement of employment of the Managers, ARTRA will direct its wholly-owned subsidiary, Fill-Mor Holdings, Inc., the owners of all of the Lori common stock and preferred stock, to vote in favor of the Managers' nominees for the Board of Directors of Lori.

         In addition, ARTRA will direct Fill-Mor to execute a limited proxy to Lori providing that ARTRA and/or Fill-Mor shall vote its shares in all manners in favor of the conditions of the Letter Agreement. The agreement for proxy shall terminate at such times as the Lori shares held by ARTRA or Fill-Mor are "spun off" or otherwise disposed of to ARTRA shareholders, provided that no single ARTRA shareholder, or any other group of related shareholders holds directly, indirectly or beneficially more than fifteen percent (15%) of Lori's outstanding capital stock following such spinoff. Furthermore, the proxy shall terminate and the owner of such shares shall be entitled to vote its shares in the event any manager exhibits gross or reckless disregard of Lori's business, engages in intentional wrongful conduct with regard to Lori's business, including but not limited to, embezzlement or intentional wrongdoing which shall have caused material damage to Lori's assets.

         The remainder of the Letter Agreement is reaffirmed in its entirety, and shall remain in full force and effect as stated.

         It is the express intent and understanding of all of the parties to the Letter Agreement that there exists no direct or implied correlation or relationship between (i) the issuance of any share of Lori common stock to Messrs. Paterek, Ferrentino or Franco and (ii) the acquisition of Spectrum Global Services, Inc. d/b/a Yield Global pursuant to that certain Stock Purchase Agreement dated September 11, 1995 by and between Spectrum Information Technologies, Inc., Lori, Comforce Corp., ARTRA, Peter R. Harvey, Marc L. Werner and Messrs. Paterek, Ferrentino and Franco.

         If the foregoing accurately reflects the terms under which you executed the Letter Agreement, please execute where indicated below and return the signed copy at your earliest convenience.

                                         Sincerely,

                                         THE LORI CORPORATION


                                         ------------------------------------
                                         Peter R. Harvey, Vice President

                                         ARTRA GROUP Incorporated


                                         By:  ______________________________
                                              Peter R. Harvey, President


Agreed to and accepted as of the 6th day of October, 1995.


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James L. Paterek


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Christopher P. Franco


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Michael Ferrentino